                                                                          EX 4.2

                               EXCHANGE AGREEMENT
                                    BETWEEN
                              COLLAGEN CORPORATION
                                      AND
                       THE FIRST NATIONAL BANK OF BOSTON


         This EXCHANGE AGREEMENT (the "Exchange Agreement") is entered into as of April ____, 1995 between COLLAGEN CORPORATION, a Delaware corporation (the "Company"), and THE FIRST NATIONAL BANK OF BOSTON, a national banking association (the "Exchange Agent").

         WHEREAS the Company has executed and delivered an Indenture (which as originally executed and as supplemented or amended from time to time is herein called the "Indenture") dated as of April ____, 1995, to The First National Bank of Boston, trustee (such trustee or such trustee's successor as such, the "Trustee"); and

         WHEREAS under and pursuant to the Indenture, the Company may issue up to $45,000,000 aggregate principal amount of its __% Exchangeable Subordinated Notes Due 2002 (the "Notes"); and

         WHEREAS pursuant and subject to the terms of the Notes and the Indenture, each $1,000 principal amount of Notes are exchangeable at the option of the holder thereof for (i) shares of common stock, par value $.0025 per share (the "Target Common Stock"), of Target Therapeutics, Inc., a Delaware corporation ("Target"), owned by the Company at the Exchange Price (as such term is defined in the Indenture), which Exchange Price is subject to adjustment as provided in the Indenture and (ii) such other securities, cash and other property as may be deliverable as Exchange Property (as such term is defined in the Indenture) upon such exchange pursuant to the Indenture; and

         WHEREAS pursuant to the Indenture the Company is obligated to deposit with the Exchange Agent and is depositing at the date of execution and delivery hereof, certificates representing shares of Target Common Stock;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and in order to set forth the terms upon which the shares of Target Common Stock deposited with the Exchange Agent by the Company for delivery upon exchange of the Notes and all other Exchange Property held by the Exchange Agent hereunder shall be held and dealt with by the Exchange Agent and its successors as such, the Company and the Exchange Agent hereby agree as follows:

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SECTION 1.  DEFINED TERMS.

         Capitalized terms used both in this Exchange Agreement and the Indenture shall have the respective meanings specified in the Indenture.
Should any ambiguity exist between the use of any such capitalized term in this Exchange Agreement and the Indenture, the meaning specified in the Indenture shall be controlling.

SECTION 2.  DEPOSIT.

         The Company, simultaneously with the execution and delivery of this Exchange Agreement, is delivering to the Exchange Agent, irrevocably except as provided in Sections 14 or 15 hereof, to be held by the Exchange Agent hereunder, certificates representing such number of shares of Target Common Stock as is initially required to satisfy the obligations of the Company upon exchange of the Notes as provided in the Indenture, which shares shall be registered in the name of the Company or its agent or nominee and endorsed in blank or accompanied by stock powers endorsed in blank. Thereafter, the Company shall deposit with the Exchange Agent, from time to time, such other Exchange Property which may, as a result of transactions involving Target Common Stock (as permitted under the Indenture), be required to satisfy the obligations of the Company upon exchange of the Notes as provided in the Indenture.

SECTION 3.  RECORD OWNER.

         The record owner of the Exchange Property shall be the Company or its nominee.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants that it has and will have full legal right, power and authority to transfer and deliver the Exchange Property in the manner provided in this Exchange Agreement and the Indenture.


SECTION 5.  COVENANTS OF THE EXCHANGE AGENT.

         The Exchange Agent covenants and agrees that it will perform all of the undertakings, duties and obligations described in Article Eleven of the Indenture, which Article Eleven of the Indenture is hereby incorporated by reference herein in its entirety, as the undertakings, duties or obligations of the Exchange Agent. The Exchange Agent covenants and agrees that the Exchange Property received by it pursuant to this Exchange Agreement shall be held for and applied only in conformity with the purposes and upon the terms and conditions set forth in this Exchange Agreement and Article Eleven of the Indenture.





                                       2.
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SECTION 6.  VOTING.

         With respect to each matter that is voted upon by securities included within the Exchange Property, the Company shall be entitled to cast all votes to which the securities included within the Exchange Property are entitled, or to execute any written consent with respect thereto, so long as such securities included within the Exchange Property, on the applicable record date, shall not have been registered in the name of a holder other than the Company or the Exchange Agent or a nominee of either of them.

         If the Exchange Agent or its nominee is the record owner of any securities included within the Exchange Property as of the applicable record date, the Exchange Agent shall from time to time deliver, or cause to be delivered, to the Company such proxies, duly executed and in the form required by applicable law, as may be necessary or appropriate to permit the Company to vote on each matter submitted to the holder of the securities included within the Exchange Property so deposited.

SECTION 7.  NOTIFICATION OF ADJUSTMENT OF EXCHANGE RATE; EXCHANGE OF NOTES.

         (a) The Company will notify the Exchange Agent in an Officers' Certificate (as such term is defined in the Indenture) of any adjustment of the Exchange Price or Exchange Property and will, upon request, notify the Exchange Agent in an Officers' Certificate of the Market Price (as such term is defined in the Indenture) of the Target Common Stock (or per unit Market Price of any other securities or property which is part of the Exchange Property) as of any relevant date for the purpose of computing cash adjustments in respect of fractional interests. The Exchange Agent shall be under no duty or responsibility with respect to any such Officers' Certificate except to exhibit such Officers' Certificate from time to time upon request by the Trustee or any holder of the Notes.

         (b) Subject to the terms and conditions of this Exchange Agreement, including Section 15 hereof, and the Indenture, upon surrender to the Exchange Agent of any Note (or a principal portion thereof which is an integral multiple of $1,000) for exchange in accordance with the terms thereof and of the Indenture, the Exchange Agent shall: (i) provide notice of the exchange to the Company and Target no later than the next Business Day following receipt of the exchange request; (ii) if the Company has not elected to pay each pursuant to Section 15, on the fifth Business Day following receipt of the exchange request, cause to be delivered to, or on the written order of the person for whose account such Note (or portion thereof) was so surrendered for exchange, (x) a certificate or certificates representing the number of shares of Target Common Stock and other securities included within the Exchange Property which the holder of such Note shall be entitled to receive in accordance with the terms of the Notes and the Indenture upon exchange of any such Note (or portion thereof), (y) the property (other than securities or cash), if any, apportioned thereto, and (z) a check for any cash apportioned thereto and for any fractional interest in Target Common Stock or other securities or property; (iii) deliver to the Trustee the Note so exchanged marked canceled; and (iv) if only a portion of said Note is exchanged, obtain from the Trustee and deliver to or on the order of the person for





                                       3.
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whose account the Note was surrendered for exchange a new Note or Notes for the principal amount thereof not exchanged.

SECTION 8. DIVISION OF CERTIFICATES; PAYMENT OF TAXES, FEES AND CHARGES AND CASH ADJUSTMENTS; PAYMENT OF FRACTIONAL INTERESTS.

         The Company shall make, execute and deliver or cause to be made, executed and delivered any and all such instruments and assurances and take all such further action, as may be reasonably necessary or proper to carry out the intention of or to facilitate the performance of the terms of this Exchange Agreement or to secure the rights and remedies hereunder of the holders of the Notes. The Company shall pay: (i) any and all documentary, stamp, transfer or similar taxes that may be payable in respect of the deposit of the shares of Target Common Stock and other Exchange Property, if any, with the Exchange Agent, in accordance with this Exchange Agreement and the Indenture and the transfer or delivery of the Exchange Property to holders of Notes upon exchange thereof; (ii) any income or other taxes incurred by the Exchange Agent in its capacity as such for any reason (except for payment or accrual of its own fees); (iii) all out-of-pocket fees or charges of the Exchange Agent in connection with or arising out of this Exchange Agreement, the Indenture or any exchange of Notes in accordance with the terms hereof and thereof; (iv) all cash adjustments in respect of fractions of shares of Target Common Stock or other fractional units of property or other securities which the holders of Notes may be entitled to receive upon exchange thereof (after giving effect to funds received by the Exchange Agent from the sale of Exchange Property for the purpose of paying for such fractional interests); and (v) cash in an amount equal to any losses on investments made pursuant to Section 9 of this Exchange Agreement to the extent necessary to maintain on deposit with the Exchange Agent funds equal from time to time to the aggregate amount of cash apportioned to all Target Common Stock at each such time deliverable upon exchange of all Notes then outstanding. Notwithstanding the foregoing, the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the delivery, upon an exchange of Notes, of Exchange Property in a name other than that in which the Notes so exchanged were registered, and no such transfer or delivery shall be made unless and until the person requesting such transfer has paid to the Company or the Exchange Agent the amount of any such tax or has established, to the satisfaction of the Company and the Exchange Agent, that such tax has been paid.

         The Exchange Agent shall be authorized to and, at the Company's direction shall, sell any shares of Target Common Stock or other securities or property which are part of the Exchange Property held by it in order to obtain the funds necessary, or anticipated by it to be necessary, for payment of fractional interests with respect to Notes delivered to it for exchange; provided that after any such sale, the number of shares of Target Common Stock and any such other Exchange Property remaining on deposit with the Exchange Agent shall be sufficient to allow the exchange of all the then outstanding Notes for shares of Target Common Stock and other Exchange Property on the basis of the then applicable Exchange Rate. If a sale of shares of Target Common Stock or other Exchange Property to make cash payments for fractional shares is not permitted or if the funds obtained from such a sale are insufficient, then the





                                       4.
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Company shall furnish additional funds to permit such payment in accordance with Section 11.03 of the Indenture.

SECTION 9.  INVESTMENT OF CASH.

         All cash received and retained by the Exchange Agent under the Indenture and Section 16 hereof shall be invested at the direction of the Company in U.S. Government Obligations, provided that such obligations shall mature by their terms within 12 months following their purchase.

SECTION 10.  DISTRIBUTION OF EXCHANGE PROPERTY TO COMPANY.

         The Exchange Agent shall cause any Exchange Property which the Company is entitled to receive under Section 11.11 of the Indenture to be delivered to the Company upon receipt of an Officers' Certificate, as provided in the Indenture.

SECTION 11.  AMENDMENT OR MODIFICATION OF EXCHANGE AGREEMENT.


         (a) The Company, the Trustee and the Exchange Agent may by mutual accord enter into supplemental agreements to:

                 (i) Cure any ambiguity or correct or supplement any provision contained herein which may be inconsistent with any other provision contained herein or with any provision of the Indenture.

                 (ii) Evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company herein contained;

                 (iii) Add to the covenants of the Company, for the benefit of the holders of the Notes, or to surrender any right or power herein conferred upon the Company;

                 (iv) Comply with the requirements of Section 14.01 of the Indenture; or

                 (v) Make any other provisions with respect to matters or questions arising under this Exchange Agreement or the Indenture so long as such action shall not adversely affect the interest of the holders of the Notes.

         (b) The Company and the Exchange Agent recognize that the holders of the Notes are intended beneficiaries of this Exchange Agreement, and, accordingly, except as specifically provided in subsection 11(a) above, this Exchange Agreement may not be amended or modified at any time without the written consent of the Exchange Agent, the Trustee, the Company and the holders of not less than a majority of the outstanding aggregate principal amount of the Notes. No amendment or modification shall adversely affect the right of any Noteholder to exchange any Notes for shares of Target Common Stock and other Exchange Property at the





                                       5.
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Exchange Price and upon the terms set forth in Article Eleven of the Indenture or reduce the aforesaid percentage of Notes the holders of which are required to consent to any amendment or modification, without the consent of all the holders of all Notes then outstanding.

SECTION 12.  DUTIES AND OBLIGATION OF EXCHANGE AGENT.

         (a) The Exchange Agent shall be obligated to perform only such duties as are herein specifically set forth. The Exchange Agent shall not be liable for any action taken, omitted or suffered by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Exchange Agreement, and may conclusively rely and shall be protected in acting or refraining from acting in reliance upon an Opinion of Counsel (as such term is defined in the Indenture) or upon any Officers' Certificate, believed by it to be genuine and to have been signed or presented by the proper party or parties; provided that the Exchange Agent shall not make any payment or deliver any Exchange Property to the Company until the Company has delivered an Officers' Certificate to the Exchange Agent stating that the Company has complied with the conditions precedent provided for in the Indenture. The Exchange Agent shall not be required to take any action hereunder which, in the opinion of its counsel, will be contrary to law. The Exchange Agent shall not be responsible for any failure of the Company to comply with any of its covenants contained in this Exchange Agreement or in the Indenture.

         In the event the Exchange Agent is instructed by the Company to sell any securities (including any shares of Target Common Stock) that constitute Exchange Property, the Exchange Agent shall be entitled to an Opinion of Counsel (which counsel is satisfactory to the Exchange Agent), to the effect that the proposed sale of securities will not violate any applicable United States Federal or state securities laws.

SECTION 13.  SALES AND TENDERS OF EXCHANGE PROPERTY.

         In the event that Article Eleven of the Indenture permits the Company to direct the Exchange Agent to sell or tender any Exchange Property, the Exchange Agent shall sell or tender such Exchange Property in such manner as shall be set forth in written instructions concerning any such sale or tender which are given by the Company by means of an Officers' Certificate, and shall remit the proceeds thereof as provided in such Officers' Certificate.

SECTION 14.  RELEASE OR SALE OF EXCESS EXCHANGE PROPERTY.

         To the extent Notes are redeemed or purchased pursuant to Articles Three or Thirteen of the Indenture, the Company shall be entitled, out of the Exchange Property held by the Exchange Agent, to receive in a timely fashion such number of shares of Target Common Stock and kind and amount of other Exchange Property which otherwise would have been deliverable upon exchange to the holder of the Notes redeemed or repurchased.

SECTION 15.  CASH EQUIVALENT.





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         In lieu of delivering certificates representing shares of Target
Common Stock upon surrender of any Note for exchange in accordance with the terms thereof and of the Indenture, the Exchange Agent shall, if so directed by the Company within five business days following the receipt by the Exchange Agent and the Company of the holder's notice of exchange, pay to the holder in cash an amount equal to the Market Price of the Exchange Property for which such Note is exchangeable, determined as of the date of receipt by the Exchange Agent of the notice of exchange relating to such Note plus any cash or other property which the holder of such Note shall be entitled to receive in accordance with the terms of the Indenture. Simultaneously with directing the Exchange Agent to make any such cash payment, the Company shall deposit with the Exchange Agent the cash so payable. After depositing the cash payable upon exchange of the Notes, the Company shall be entitled, out of the Exchange Property held by the Exchange Agent, to receive in a timely fashion such number of shares of Target Common Stock or other Exchange Property which otherwise would have been delivered upon exchange to the holder.


SECTION 16. INTEREST PAYMENTS, CASH DIVIDENDS, OTHER DISTRIBUTIONS AND SUBSCRIPTION RIGHTS.

         To the extent the Company receives any distribution of cash, securities or other property or if subscription rights, options, warrants or similar rights are granted to the Company (with respect to any securities or property held by the Exchange Agent) which, pursuant to the Indenture, are to be delivered (or sold and the proceeds delivered) on exchange of Notes, the Company shall deliver such securities, other property, cash and rights to the Exchange Agent and execute and deliver to the Exchange Agent a supplement to this Exchange Agreement providing that the holder of any Note surrendered for exchange thereafter will, subject to provision for taxes, be entitled to receive, in addition to other Exchange Property, if any, the kind and amount of securities and/or property receivable in connection with such transaction by a holder of the number of shares of Target Common Stock or other securities constituting Exchange Property for which such Note might have been exchanged immediately prior to such transaction, plus accrued interest thereon, required by the Indenture, to the date of exchange.

         On instructions of the Company, the Exchange Agent shall sell such rights, options, warrants, securities or other property received by it for cash, which cash proceeds, net of any tax payable by the Company, shall then be held for delivery on exchange of Notes.



SECTION 17.  CONSOLIDATION, MERGER, ETC. OF THE COMPANY.

         (a) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of its properties or assets other than a consolidation or merger in which the Company is the continuing corporation, the Company hereby covenants and agrees that: (i) the rights and obligations of the Company under this Exchange Agreement shall be expressly assumed by a supplemental agreement reasonably satisfactory in form to the Exchange Agent, executed and delivered to the Exchange Agent, by





                                       7.

the corporation, person or other entity formed by such consolidation, or with or into which the Company shall have merged or to which the assets of the Company shall have been sold, assigned, transferred, leased, conveyed or otherwise disposed; and (ii) no Event of Default (as such term is defined in the Indenture) shall occur at the time of any such transaction or after giving effect to any such transaction.

         (b) In the case of any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets referred to in subsection 17.(a) hereof and upon the execution and delivery to the Exchange Agent of the supplemental agreement referred to therein by the successor or acquiring corporation, person or other entity, such successor shall succeed to the rights and obligations of and be substituted for the Company under this Exchange Agreement, with the same effect as if such corporation, person or other entity had been named herein as the Company.

SECTION 18.  RELIANCE ON INFORMATION SUPPLIED.

         The Exchange Agent may rely on the contents of any Officers' Certificate furnished hereunder and, in delivering any such certificate, the Company may rely on information furnished to the Company by the Exchange Agent as to the quantity and identity of Target Common Stock and other Exchange Property delivered to holders of Notes upon exchange thereof. The Exchange Agent will furnish on request to the Company, such information as to the Exchange Agent's holdings and as to Exchange Property delivered to holders of Notes upon exchange thereof.

SECTION 19.  EXPENSES AND INDEMNIFICATION OF THE EXCHANGE AGENT.

         The Company covenants and agrees to pay to the Exchange Agent from time to time, and the Exchange Agent shall be entitled to compensation, as mutually agreed by the Company and the Exchange Agent, and the Company will pay or reimburse the Exchange Agent upon its request for all out-of-pocket expenses, disbursements and advances incurred or made by the Exchange Agent in accordance with any of the provisions of this Exchange Agreement (including the out-of-pocket compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its negligence or bad faith. The Company also covenants to indemnify the Exchange Agent for, and to hold it harmless against, any loss, liability, claim, cause of action or expense incurred without negligence or bad faith on the part of the Exchange Agent and arising out of or in connection with its duties under this Exchange Agreement. The Trustee and the holders of the Notes shall not be liable for any expenses or compensation of the Exchange Agent, and no charge shall be made for such expenses or compensation against the Exchange Property.

SECTION 20.  RESIGNATION OR REMOVAL OF THE EXCHANGE AGENT.

         (a) The Exchange Agent may at any time resign by giving 60 days' written notice of resignation to the Company and the Trustee and by mailing notice thereof to the holders of the Notes at their addresses as they shall appear on the register of the Notes. The Company may at





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any time remove the Exchange Agent by giving like written notice of removal to the Exchange Agent and the Trustee and by mailing notice thereof to the holders of the Notes at their addresses as they shall appear on the register of the Notes. The holders of a majority in principal amount of the Notes at the time outstanding may at any time remove the Exchange Agent. If the Exchange Agent shall resign or be removed, a successor Exchange Agent, which in each case shall be a bank or trust company having surplus and capital of at least $50,000,000, shall be appointed by the Company by written instrument executed and delivered to the Exchange Agent and to such successor Exchange Agent, a copy of which shall be delivered by the Company to the Trustee.

         (b) Any resignation or removal of the Exchange Agent and any appointment of a successor Exchange Agent pursuant to any of the provisions of this Exchange Agreement shall become effective upon acceptance of appointment by the successor as provided in Section 21 hereof.

SECTION 21.  ACCEPTANCE BY SUCCESSOR EXCHANGE AGENT.

         Any successor Exchange Agent appointed as provided in Section 20 of this Exchange Agreement shall execute, acknowledge and offer to the Company and to its predecessor Exchange Agent, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Exchange Agent shall become effective; and such successor Exchange Agent, without any further act, deed or conveyance, shall become vested with all the right, title and interest to all property held hereunder and all other rights, powers, duties and obligations hereunder, of such predecessor Exchange Agent. Such predecessor Exchange Agent shall forthwith deliver to such successor Exchange Agent physical possession of the certificates evidencing the Target Common Stock and of all other Exchange Property and on the written request of the Company or successor Exchange Agent and upon payment of any amounts then due it pursuant to the provisions of Section 19 hereof, execute and deliver to such successor Exchange Agent an instrument transferring to such successor Exchange Agent all right, title and interest hereunder in and to the Target Common Stock and the other Exchange Property and all other rights and powers hereunder, of such predecessor Exchange Agent.

SECTION 22.  SUCCESSION BY CONSOLIDATION, MERGER, ETC.

         Any corporation or other entity into which the Exchange Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Exchange Agent shall be a party, or any corporation or other entity succeeding to the business of the Exchange Agent, shall be the successor of the Exchange Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation shall be eligible under Section 20 hereof.





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SECTION 23.  TERMINATION OF EXCHANGE AGREEMENT.

         This Exchange Agreement shall terminate when the rights of all holders of Notes under the Indenture to surrender Notes for exchange pursuant to Article Eleven of the Indenture shall have expired or terminated pursuant to
Section 9.03 of the Indenture and otherwise and when all other obligations of the Company shall have been satisfied under this Exchange Agreement, which termination or expiration and satisfaction shall be evidenced by an Officers' Certificate of the Company to that effect. Upon termination of this Exchange Agreement pursuant to this Section 23, any Target Common Stock and any other Exchange Property remaining in the hands of the Exchange Agent hereunder which are not required for the exchange of Notes previously duly surrendered and duly accepted for the exchange shall be delivered by the Exchange Agent to the Company.

SECTION 24.  NOTICES.

         Any notice or communication shall be sufficient]y given if in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

         If to the Company:

         Collagen Corporation
         2500 Faber Place
         Palo Alto, CA 94116

         Attention:  Chief Executive Officer (with a copy to the Legal
                     Department)

         If to the Exchange Agent:

         The First National Bank of Boston
         150 Royall Street, Mail Stop 45-02-15
         Canton, MA 02021
         Attention:  Corporate Trust Administration

                 The Company and the Exchange Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

         Any notice or communication mailed to a holder of Notes shall be mailed by first-class mail, postage prepaid, to such holder at such holder's address as it appears on the registration books of the registrar for the Notes and shall be sufficiently given to such holder if so mailed within the time prescribed.

         Failure to mail any notice or communication to a holder of Notes or any defect in it shall not effect its sufficiency with respect to other holders of Notes. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.





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SECTION 25.  BENEFITS OF EXCHANGE AGREEMENT.

         Nothing in this Exchange Agreement or the Notes, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto, the holders of Notes as such and the Trustee as such holders' representative, any legal or equitable right, remedy or claim under any covenant, condition or provision herein contained, all the covenants, conditions and provisions contained in this Exchange Agreement being for the sole benefit of the parties hereto, the holders of the Notes as such and the Trustee as such holders' representative.

SECTION 26.  HEADINGS.

         The headings contained in this Exchange Agreement are for convenience of reference only and shall have no effect on the interpretation or operation of this Exchange Agreement.

SECTION 27.  CHOICE OF LAWS.

         This Exchange Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.





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         IN WITNESS WHEREOF, the parties hereto have caused this Exchange
Agreement to be executed and their respective corporate seals to be affixed hereto by duly authorized officers as of the day and year first above written.

                                               COLLAGEN CORPORATION


                                               By:______________________________
                                                   Howard D. Palefsky
                                                   Chairman and CEO

                                               THE FIRST NATIONAL BANK OF BOSTON
                                               as Exchange Agent


                                               By:______________________________

                                               Print Name:______________________

                                               Title:___________________________





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